As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enviva Inc.
(Exact name of registrant as specified in its charter)
Delaware	46-4097730
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave, Suite 1800 Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Enviva Inc. Long-Term Incentive Plan
(Full title of the plan)

Jason E. Paral 7272 Wisconsin Ave, Suite 1800 Bethesda, MD 20814 (301) 657-5560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share, of Enviva Inc., issuable upon vesting of outstanding restricted stock units issued under the Enviva Inc. Long-Term Incentive Plan.	3,500,000	$70.99	$248,465,000	$23,032.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 registration statement (the “Registration Statement”) shall also be deemed to cover an indeterminate number of additional shares of common stock, $0.001 par value per share (the “Common Stock”) of Enviva Inc. (the “Registrant” or the “Company”) that may become issuable as a result of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on December 30, 2021, which was equal to $70.99.

EXPLANATORY NOTE

On December 31, 2021, the Registrant completed a conversion of Enviva Partners, LP, a Delaware limited partnership (the “Partnership”) into a Delaware corporation, changing the name to Enviva Inc. (the “Conversion”). In connection with the Conversion, the Registrant amended and restated the Enviva Partners, LP Long-Term Incentive Plan (the “Partnership Plan”) to reflect the Conversion, renaming the document to the Enviva Inc. Long-Term Incentive Plan (the “Plan”). Among other administrative modifications, the amendment and restatement of the Plan reflected the conversion of the Partnership’s former common units to corporation Common Stock on a one-for-one basis. All awards that were outstanding pursuant to the original Partnership Plan as of the effective date of the Conversion will continue to be governed by the Registrant’s Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021;
(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, as filed with the SEC on April 29, 2021, July 29, 2021, and November 4, 2021, respectively;
(c)	the Registrant’s Current Reports on Form 8-K filed on January 29, 2021, February 11, 2021, February 24, 2021, March 1, 2021, March 15, 2021, March 19, 2021, April 13, 2021, April 20, 2021, April 29, 2021, May 10, 2021, June 8, 2021, July 1, 2021, July 29, 2021, August 2, 2021, September 3, 2021, October 15, 2021, October 18, 2021, November 4, 2021, November 5, 2021, December 17, 2021, December 20, 2021, December 23, 2021, and January 3, 2022.
(d)	the Registrant’s Definitive Proxy Statement on Schedule 14A filed on November 22, 2021 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and
(e)	the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, as amended by Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on January 3, 2022.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the Registrant’s Certificate of Incorporation and Bylaws, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. The Registrant generally indemnifies officers and directors to the fullest extent permitted by the law against all losses, claims, damages, or similar events.

The Registrant has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the Registrant or any of its direct or indirect subsidiaries.

The Registrant has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its executive officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that the Registrant will indemnify and hold harmless each Indemnitee against all expense, liability, and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of the Registrant (or of any subsidiary of the Registrant) or in any capacity at the request of the Registrant or the board of directors of the Registrant to the fullest extent permitted by Delaware law in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the Registrant must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to its registration statement may provide for indemnification of officers and directors of the Registrant, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of Enviva Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report filed on Form 8-K, File No. 001-37363, filed with the Commission on January 3, 2022).
4.2	Bylaws of Enviva Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report filed on Form 8-K, File No. 001-37363, filed with the Commission on January 3, 2022).
4.3	Enviva Inc. Long-Term Incentive Plan, effective as of December 31, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report filed on Form 8-K, File No. 001-37363, filed with the Commission on January 3, 2022).
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Ernst & Young LLP relating to the consolidated financial statements of Enviva Partners, LP and subsidiaries.
23.2*	Consent of Ernst & Young LLP relating to the combined financial statements of Enviva Pellets Lucedale, LLC, Enviva Port of Pascagoula, LLC and Enviva Development Finance Company, LLC.
23.3*	Consent of Ernst & Young LLP relating to the consolidated financial statements of Enviva Holdings, LP and subsidiaries.
23.4*	Consent of KPMG LLP.
23.5*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on January 3, 2022.

ENVIVA INC.

By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Vice President, Associate General Counsel, and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Schmidt, Jr. and Jason E. Paral, and each of them severally, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and on his or her behalf and in his or her name, place, and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title
/s/ John K. Keppler	Chairman, President and Chief Executive Officer
John K. Keppler	(Principal Executive Officer)

/s/ Shai S. Even	Executive Vice President and Chief Financial Officer
Shai S. Even	(Principal Financial Officer)

/s/ Michael A. Johnson	Vice President and Chief Accounting Officer
Michael A. Johnson	(Principal Accounting Officer)

/s/ Ralph Alexander
Ralph Alexander	Director

/s/ John C. Bumgarner, Jr.
John C. Bumgarner, Jr.	Director

/s/ Martin N. Davidson
Martin N. Davidson	Director

/s/ Jim H. Derryberry
Jim H. Derryberry	Director

/s/ Fauzul Lakhani
Fauzul Lakhani	Director

/s/ Gerrit L. Lansing, Jr.
Gerrit L. Lansing, Jr.	Director

Name	Title
/s/ Pierre F. Lapeyre, Jr.
Pierre F. Lapeyre, Jr.	Director

/s/ David M. Leuschen
David M. Leuschen	Director

/s/ Jeffrey W. Ubben
Jeffrey W. Ubben	Director

/s/ Gary L. Whitlock
Gary L. Whitlock	Director

/s/ Janet S. Wong
Janet S. Wong	Director

/s/ Eva T. Zlotnicka
Eva T. Zlotnicka	Director